EXHIBIT 99.1

The CATO Corporation

                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 4Q AND FULL-YEAR EARNINGS

CHARLOTTE, N.C. (March 19, 2020) –– The Cato Corporation (NYSE: CATO) today reported earnings for the fourth quarter and year ended February 1, 2020.  For the fourth quarter, the Company reported a net loss of $3.2 million, or a loss of $0.13 per diluted share, compared to a net loss of $3.2 million or a loss of $0.13 per diluted share for the prior fourth quarter ended February 2, 2019.  Full-year fiscal 2019 net income was $35.9 million or $1.46 per diluted share compared to $30.5 million or $1.23 per diluted share for 2018.  For the year, net income increased 18% and earnings per diluted share increased 19% from the prior year.

Sales for fiscal fourth quarter ended February 1, 2020 were $188.4 million, a decrease of 1% from sales of $190.3 million for the fourth quarter ended February 2, 2019.  For the quarter, same-store sales increased 1% from last year.  For the year, the Company's sales decreased 1% to $816.2 million from 2018 sales of $821.1 million.  Same-store sales for the year increased 2% to last year.

"We are encouraged by the growth experienced in 2019, building off a stabilized 2018,” said John Cato, Chairman, President and Chief Executive Officer. “We continued to focus on our product and merchandise assortments, while maintaining strong inventory control.”

Fourth-quarter gross margin increased to 34.3% of sales from 33.1% of sales in 2018 due primarily to improved merchandise margins partially offset by higher occupancy costs.  Selling, general and administrative expenses were 35.6% of sales, compared to 34.7% in the prior year.  SG&A costs as a percent of sales were higher primarily due to higher incentive compensation partially offset by lower

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

store impairment charges. Income tax for the quarter was an expense of $0.8 million compared to a benefit of $0.3 million last year.  The tax expense is primarily due to discrete items that were recognized during the fourth quarter of 2019.

For 2019, gross margin increased to 37.6% of sales from 36.4% of sales in 2018 due to increased merchandise margins.  Selling, general and administrative expenses increased to 32.3% of sales compared to 31.9% in the prior year.  The selling, general and administrative expense increase was primarily due to increased incentive compensation partially offset by lower store impairment charges and insurance costs.  Income tax for the year was an expense of $7.3 million compared to an expense of $2.6 million last year.

"Cato continues to maintain a strong balance sheet, with approximately $212 million in unrestricted cash and short-term investments and no debt," Mr. Cato said.  “As a company, our priority remains to provide great value to our customers, opportunity for growth to our associates, and strong returns to our shareholders.” During 2019, the Company returned $42.2 million to shareholders through dividends of $32.6 million and share repurchases of $9.6 million.  The Company maintained its quarterly dividend of $0.33 per share, or $1.32 over the year.  For the fiscal year ended February 1, 2020, the Company opened 5 stores and closed 35 stores.  As of February 1, 2020, the Company operated 1,281 stores in 31 states.

We continue to assess the potential impact of the coronavirus, which remains uncertain at this time.  Because of the uncertainties we are not providing a 2020 outlook or assumptions.  There remains a high level of uncertainty over the extent of supply chain disruption, and as many other retailers, we are seeing the dramatic impact on our customers and are unsure how long this will continue.

We are monitoring this unprecedented situation and continue to be mindful of the current events unfolding and of the safety of our customers and associates.  And although we cannot quantify the impact of this unprecedented situation, first quarter results will be negatively impacted.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results and potential impact of the coronavirus are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions and uncertainties, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, interest rates, home values, consumer net

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

worth and the availability of credit; changes in laws or regulations affecting our business including tariffs; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully open new stores as planned and our ability of any such new stores to grow and perform as expected; adverse weather, public health threats (including the global coronavirus (COVID-19) outbreak) or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A  of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

# # #

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED FEBRUARY 1, 2020 AND FEBRUARY 2, 2019

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	February 1,	%	February 2,	%	February 1,	%	February 2,	%
	2020	Sales	2019	Sales	2020	Sales	2019	Sales

REVENUES
Retail sales	$188,404	100.0%	$190,348	100.0%	$816,184	100.0%	$821,113	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,475	1.3%	2,087	1.1%	9,151	1.1%	8,551	1.0%

Total revenues	190,879	101.3%	192,435	101.1%	825,335	101.1%	829,664	101.0%

GROSS MARGIN (Memo)	64,577	34.3%	62,915	33.1%	307,278	37.6%	298,578	36.4%

COSTS AND EXPENSES, NET
Cost of goods sold	123,827	65.7%	127,433	67.0%	508,906	62.4%	522,535	63.6%
Selling, general and administrative	67,065	35.6%	65,990	34.7%	263,802	32.3%	262,606	31.9%
Depreciation	3,963	2.1%	3,993	2.1%	15,485	1.9%	16,463	2.0%
Interest and other income	(1,574)	-0.8%	(1,432)	-0.8%	(6,065)	-0.7%	(4,991)	-0.6%

Cost and expenses, net	193,281	102.6%	195,984	103.0%	782,128	95.8%	796,613	97.0%

Income (Loss) Before Income Taxes	(2,402)	-1.3%	(3,549)	-1.9%	43,207	5.3%	33,051	4.0%

Income Tax (Benefit)/Expense	808	0.4%	(317)	-0.2%	7,310	0.9%	2,590	0.3%

Net Income (Loss)	$(3,210)	-1.7%	$(3,232)	-1.7%	$35,897	4.4%	$30,461	3.7%

Basic Earnings Per Share	$(0.13)		$(0.13)		$1.46		$1.23

Diluted Earnings Per Share	$(0.13)		$(0.13)		$1.46		$1.23

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 1,	February 2,
	2020	2019
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$11,824	$24,603
Short-term investments	200,387	182,711
Restricted cash	3,896	3,802
Accounts receivable - net	26,088	28,137
Merchandise inventories	115,365	119,585
Other current assets	5,237	11,750

Total Current Assets	362,797	370,588

Property and Equipment – net	88,667	94,304

Noncurrent Deferred Income Taxes	8,636	11,209

Other Assets	24,073	21,805

Right-of-Use Assets, net	200,803	-

TOTAL	$684,976	$497,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$136,153	$141,086

Current Lease Liability	63,149	-

Noncurrent Liabilities	21,976	39,984

Lease Liability	147,184	-

Stockholders' Equity	316,514	316,836

TOTAL	$684,976	$497,906

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510